UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 06, 2026

Aardvark Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-42513	82-1606367
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4370 La Jolla Village Drive, Suite 1050
San Diego, California		92122
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 225-7696

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	AARD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2026, the board of directors (the “Board”) of Aardvark Therapeutics, Inc. (the “Company”) appointed David (Zhongwei) Zhang, Ph.D., MBA, as a Class II director of the Company, effective October 7, 2026.

Dr. Zhang, age 58, has over 25 years of experience designing clinical programs, analyzing pivotal trial data and supporting regulatory submissions. He has served as the Chief Strategy Officer of Abivax S.A., a clinical-stage biotechnology company focused on therapeutics for chronic inflammatory diseases, since July 2024. At Abivax S.A., he is a member of the Executive Committee and has overseen biometrics, regulatory affairs, quality assurance and health economics and outcomes research. At Abivax S.A., he led the biometrics team through positive topline readouts of two pivotal Phase 3 trials of obefazimod in ulcerative colitis. Previously, from March 2021 to July 2024, Dr. Zhang was Senior Vice President, Head of Biometrics and Data Management at Alumis Inc., where, as a founding executive, he built the biometrics and data management functions, served as interim Chief Information Officer, and helped the company progress through its initial public offering. Before joining Alumis Inc., Dr. Zhang was Vice President, Head of Biometrics, Data Science and Digital Health at MyoKardia, Inc., where he oversaw the pivotal trial design, readout and New Drug Application submission for CAMZYOS® (mavacamten) for treating obstructive hypertrophic cardiomyopathy prior to the company’s acquisition by Bristol Myers Squibb in 2020. Earlier in his career, Dr. Zhang held biometrics and strategic innovation leadership roles at Roche Sequencing Solutions and Genentech/Roche over a 15 year period, and statistician roles at Eli Lilly and Company and Abbott Laboratories. Dr. Zhang has served on the board of directors of the Bay Area Biotech-Pharma Statistics Workshop and is a past president of the organization. He holds a Ph.D. in biostatistics from the UCLA Fielding School of Public Health and an executive MBA in finance from the Kelley School of Business at Indiana University, and completed postdoctoral research in statistical genetics at Columbia University.

In accordance with the Company’s Non-Employee Director Compensation Program (the “Program”), as a non-employee director of the Company, Dr. Zhang is entitled to receive cash compensation in the amount of $40,000 per year for his service on the Board, prorated for the portion of the year during which he serves on the Board. In addition, pursuant to the Program, on October 7, 2026, Dr. Zhang was granted an option with respect to such number of shares of the Company’s common stock as is equal to $500,000, divided by the per share grant date fair value of the option award (the “Appointment Option”), which shall vest with respect to 1/36th of the shares on each monthly anniversary of the date of grant, subject to Dr. Zhang’s continued service with the Company through each such date. In addition, if a Change in Control (as defined in the Company’s 2025 Equity Incentive Plan) occurs during Dr. Zhang’s service on the Board, the Appointment Option will vest in full as of the closing of such Change in Control.

The Company also entered into an indemnification and advancement agreement with Dr. Zhang in the same form as its standard form of indemnification and advancement agreement with its other directors.

There are no family relationships between Dr. Zhang and any director or executive officer of the Company, and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Dr. Zhang has not engaged in any transaction that would be reportable as a related-party transaction under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On October 8, 2026, the Company issued a press release announcing the appointment of Dr. Zhang to the Board. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, October 8, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARDVARK THERAPEUTICS, INC.

Date:	October 8, 2026	By:	/s/ Tien-Li Lee, M.D.
Tien-Li Lee, M.D. Chief Executive Officer